Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

MONTAUK RENEWABLES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Montauk Renewables, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation;

2. Article Fourth of the Certificate of Incorporation of the Corporation, is hereby deleted in its entirety and replaced with the following:

FOURTH: The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 700,000,000 shares, consisting of 690,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. The board of directors of the Corporation is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

3. The amendment to the Certificate of Incorporation of the Corporation as set forth herein was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware;

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect; and

5. This Certificate of Amendment to the Certificate of Incorporation shall become effective on January 1, 2021 at 12:01 a.m. Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly appointed officer this     th day of                     , 2020.

Montauk Renewables, Inc.

By:
Scott Loughman
Chief Executive Officer

[Signature Page to Certificate of Amendment – Montauk Renewables, Inc.]